            June 16, 2009

CONTINENTAL AIRLINES, INC.
1600 Smith Street
Houston, TX  77002

Re:	Preliminary Prospectus Supplement, dated June 16, 2009, to the
Prospectus dated April 24, 2009, included in Registration
Statement No. 333-158781 of Continental Airlines, Inc.

Ladies and Gentlemen:

We consent to the use of the report, dated as of June 10, 2009 prepared by us with respect to the aircraft referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such report in the text under the headings “Prospectus Supplement Summary—Equipment Notes and the Aircraft”, “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The Appraisals Are Only Estimates of Aircraft Value” and “Description of the Aircraft and the Appraisals—The Appraisals” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely,

MORTEN BEYER & AGNEW, INC.

2101 wilson boulevard ½ suite 1001 ½ arlington, virginia 22201 phone: 1 703 276 3200 ½ fax: 1 703 276 3201
www.mba.aero